Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Second Quarter 2016 Financial Results

Strong Fundamentals Continue to Drive Strong Sales, Store Count and EPS Growth

ANN ARBOR, Michigan, July 21, 2016: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the second quarter of 2016, comprised of growth in same store sales, global store counts and diluted earnings per share. Domestic same store sales grew 9.7% during the quarter versus the year-ago period, continuing the 21-quarter positive sales momentum in the U.S. business. The international division also posted strong results with quarterly same store sales growth of 7.1%, marking the 90th consecutive quarter of international same store sales growth. The Company had global net store growth of 244 stores in the quarter, and 1,011 net new stores over the trailing four quarters.

Diluted EPS was 98 cents for the second quarter, which was up 21.0% over the Company’s diluted EPS in the prior year quarter. During the quarter, the Company repurchased 1,845,126 shares of its common stock for approximately $224.1 million. The Board of Directors also declared a 38-cent per share quarterly dividend for shareholders of record as of September 15, 2016, to be paid on September 30, 2016.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “I am pleased with our impressive top and bottom line results during the second quarter, and the performance of our franchisees in the U.S. and across the globe. The business continued to progress in a very positive direction.”

Second Quarter Highlights:

(dollars in millions, except per share data)	Second Quarter of 2016	Second Quarter of 2015	Two Fiscal Quarters of 2016	Two Fiscal Quarters of 2015
Net income	$49.3	$45.9	$94.7	$92.2
Weighted average diluted shares	50,459,754	56,628,237	50,846,941	56,820,743

Diluted earnings per share	$0.98	$0.81	$1.86	$1.62

•	Revenues were up 12.0% for the second quarter versus the prior year period, due primarily to higher supply chain revenues from increased volumes and store growth. Increased domestic franchise and Company-owned store revenues and higher international revenues resulting from both same store sales and store count growth also contributed to this increase.

•	Net Income increased 7.3% for the second quarter versus the prior year period, due primarily to higher consolidated operating margins driven by the increase in sales and store growth. Higher general and administrative expenses and higher interest expense as a result of the Company’s 2015 recapitalization partially offset this increase.

•	Diluted EPS was 98 cents for the second quarter versus 81 cents in the prior year quarter. This represents a 17-cent or 21.0% increase over the prior year quarter. This increase was driven by the aforementioned operating results as well as lower diluted share counts, primarily as a result of the share repurchases made during the trailing four quarters.

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Domino’s Pizza: Q2 2016 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page three for additional details.

	Second Quarter of 2016	Second Quarter of 2015
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+9.1%	+12.5%
Domestic franchise stores	+9.8%	+12.8%

Domestic stores	+9.7%	+12.8%

International stores (excluding foreign currency impact)	+7.1%	+6.7%

Global retail sales growth: (versus prior year period)
Domestic stores	+11.8%	+14.9%
International stores	+11.5%	+1.3%

Total	+11.7%	+7.5%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+11.8%	+14.9%
International stores	+16.6%	+15.0%

Total	+14.3%	+14.9%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at March 27, 2016	385	4,831	5,216	7,476	12,692
Openings	—	36	36	228	264
Closings	—	(7)	(7)	(13)	(20)
Transfers	1	(1)	—	—	—

Store count at June 19, 2016	386	4,859	5,245	7,691	12,936

Second quarter 2016 net change	1	28	29	215	244

Trailing four quarters net change	10	137	147	864	1,011

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its second quarter 2016 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Share Repurchases

During the second quarter of 2016, the Company repurchased and retired 1,845,126 shares of its common stock under its open market share repurchase program for approximately $224.1 million, or an average price of $121.48 per share. On May 25, 2016, the Board of Directors approved an increase to the Company’s open market share repurchase program, so that the Company had an aggregate of $250.0 million available for future share repurchases as of that date. As of June 19, 2016, the end of the second quarter, the Company had a total remaining authorized amount for share repurchases of $225.2 million.

Subsequent to the second quarter, the Company repurchased and retired 85,020 shares for $10.8 million, or an average price of $126.46 per share. As of July 14, 2016, the Company had a total remaining authorized amount for share repurchases of $214.5 million.

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Domino’s Pizza: Q2 2016 Earnings Release, Page Three

Liquidity

As of June 19, 2016, the Company had approximately:

•	$22.3 million of unrestricted cash and cash equivalents;

•	$2.21 billion in total debt; and

•	$68.8 million of available borrowings under its $125.0 million variable funding notes. Letters of credit issued under the Company’s variable funding note facility were $46.2 million.

The Company invested $25.0 million in capital expenditures during the two fiscal quarters of 2016. Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $44.4 million in the two fiscal quarters of 2016.

(in thousands)	Two Fiscal Quarters of 2016
Net cash provided by operating activities	$69,453
Capital expenditures	(25,045)

Free cash flow	$44,408

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included the free cash flow non-GAAP financial measure within the meaning of Regulation G. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q2 2016 Earnings Release, Page Four

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 12,900 stores in over 80 markets. Domino’s had global retail sales of over $9.9 billion in 2015, with more than $4.8 billion in the U.S. and nearly $5.1 billion internationally. In the second quarter of 2016, Domino’s had global retail sales of over $2.4 billion, with nearly $1.2 billion in the U.S. and over $1.2 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the second quarter of 2016. Emphasis on technology innovation helped Domino’s generate over 50% of U.S. sales from digital channels at the end of 2015, and an estimated $4.7 billion annually in global digital sales. Domino’s features an ordering app lineup that covers nearly 95% of the U.S. smartphone market and recently introduced several innovative ordering platforms, including Zero-click Ordering, Samsung Smart TV®, Apple Watch and Amazon Echo, as well as Twitter and text message using a pizza emoji. In late 2015, Domino’s announced the design and launch of the DXP®, a purpose-built pizza delivery vehicle, as well as its first digital customer loyalty program.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view a schedule of upcoming earnings releases, significant announcements and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product, digital ordering and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q2 2016 Earnings Release, Page Five

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	June 19, 2016	% of Total Revenues	June 14, 2015	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$97,834		$88,794
Domestic franchise	69,675		60,827
Supply chain	339,259		302,903
International franchise	40,573		36,098

Total revenues	547,341	100.0%	488,622	100.0%

Cost of sales:
Domestic Company-owned stores	73,795		66,082
Supply chain	301,708		269,868

Total cost of sales	375,503	68.6%	335,950	68.8%

Operating margin	171,838	31.4%	152,672	31.2%
General and administrative	68,137	12.4%	60,441	12.3%

Income from operations	103,701	19.0%	92,231	18.9%
Interest expense, net	(25,009)	(4.6)%	(18,953)	(3.9)%

Income before provision for income taxes	78,692	14.4%	73,278	15.0%
Provision for income taxes	29,431	5.4%	27,369	5.6%

Net income	$49,261	9.0%	$45,909	9.4%

Earnings per share:
Common stock – diluted	$0.98		$0.81

Dividends declared per share	$0.38		$0.31

Domino’s Pizza: Q2 2016 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
	June 19, 2016	% of Total Revenues	June 14, 2015	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$194,278		$181,169
Domestic franchise	137,826		122,601
Supply chain	674,954		614,559
International franchise	79,459		72,320

Total revenues	1,086,517	100.0%	990,649	100.0%

Cost of sales:
Domestic Company-owned stores	146,550		134,234
Supply chain	600,912		546,677

Total cost of sales	747,462	68.8%	680,911	68.7%

Operating margin	339,055	31.2%	309,738	31.3%
General and administrative	136,641	12.6%	123,254	12.5%

Income from operations	202,414	18.6%	186,484	18.8%
Interest expense, net	(50,880)	(4.7)%	(39,024)	(3.9)%

Income before provision for income taxes	151,534	13.9%	147,460	14.9%
Provision for income taxes	56,822	5.2%	55,262	5.6%

Net income	$94,712	8.7%	$92,198	9.3%

Earnings per share:
Common stock – diluted	$1.86		$1.62

Dividends declared per share	$0.76		$0.62

Domino’s Pizza: Q2 2016 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 19, 2016	January 3, 2016
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$22,305	$133,449
Restricted cash and cash equivalents	107,435	180,940
Accounts receivable	132,533	131,582
Inventories	36,473	36,861
Advertising fund assets, restricted	109,025	99,159
Prepaid expenses and other	42,678	20,646

Total current assets	450,449	602,637

Property, plant and equipment, net	131,972	131,890
Other assets	69,857	65,318

Total assets	$652,278	$799,845

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$48,870	$59,333
Accounts payable	84,902	106,927
Dividends payable	18,815	557
Advertising fund liabilities	109,025	99,159
Other accrued liabilities	95,115	110,007

Total current liabilities	356,727	375,983

Long-term liabilities:
Long-term debt, less current portion	2,165,177	2,181,460
Other accrued liabilities	45,128	42,653

Total long-term liabilities	2,210,305	2,224,113
Total stockholders’ deficit	(1,914,754)	(1,800,251)

Total liabilities and stockholders’ deficit	$652,278	$799,845

Domino’s Pizza: Q2 2016 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
	June 19, 2016	June 14, 2015
(In thousands)
Cash flows from operating activities:
Net income	$94,712	$92,198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,756	15,028
Loss (gain) on sale/disposal of assets	247	(272)
Amortization of debt issuance costs	3,133	2,550
Provision (benefit) for deferred income taxes	1,775	(1,964)
Non-cash compensation expense	8,617	7,776
Tax impact from equity-based compensation	(34,852)	(7,556)
Other	16	(725)
Changes in operating assets and liabilities	(20,951)	(3,441)

Net cash provided by operating activities	69,453	103,594
Cash flows from investing activities:
Capital expenditures	(25,045)	(20,238)
Proceeds from sale of assets	2,765	8,785
Changes in restricted cash	73,505	24,137
Other	(904)	1,449

Net cash provided by investing activities	50,321	14,133
Cash flows from financing activities:
Proceeds from issuance of long-term debt	10,000	—
Repayments of long-term debt and capital lease obligations	(39,878)	(141)
Proceeds from exercise of stock options	10,848	2,067
Tax impact from equity-based compensation	34,852	7,556
Purchases of common stock	(224,139)	(97,634)
Tax payments for restricted stock upon vesting	(3,036)	(3,737)
Payments of common stock dividends and equivalents	(19,099)	(31,039)

Net cash used in financing activities	(230,452)	(122,928)

Effect of exchange rate changes on cash and cash equivalents	(466)	237

Change in cash and cash equivalents	(111,144)	(4,964)
Cash and cash equivalents, at beginning of period	133,449	30,855

Cash and cash equivalents, at end of period	$22,305	$25,891

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